Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS

•	Earnings per diluted share: $1.72 from net income, $3.46 from adjusted operating income*

•	Full-year earnings per diluted share: $11.00 from net income, $12.12 from adjusted operating income*

•	ROE 8.1 percent and adjusted operating ROE* 10.3 percent for the full year

•	Deployed capital of $160 million into in-force and other transactions in the quarter

ST. LOUIS, January 28, 2019 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported fourth-quarter net income of $110.0 million, or $1.72 per diluted share, compared with $1,216.9 million, or $18.49 per diluted share, in the prior-year quarter. The Tax Cuts and Jobs Act of 2017 (“U.S. Tax Reform”) benefited the prior-year quarter by approximately $1.0 billion, or $15.71 per diluted share. Adjusted operating income* totaled $221.8 million, or $3.46 per diluted share, compared with $170.9 million, or $2.60 per diluted share, the year before. Net foreign currency fluctuations had an adverse effect of $0.05 per diluted share on net income and $0.06 per diluted share on adjusted operating income as compared with the prior year. The difference between net income and adjusted operating income in the quarter reflects realized and unrealized investment losses and changes in the fair value of certain embedded derivatives and related deferred acquisition costs.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2018	2017	2018	2017
Net premiums	$2,804,723	$2,505,186	$10,543,776	$9,841,130
Net income	110,039	1,216,888	715,842	1,822,181
Net income per diluted share	1.72	18.49	11.00	27.71
Adjusted operating income*	221,751	170,899	788,968	712,686
Adjusted operating income per diluted share*	3.46	2.60	12.12	10.84
Book value per share	134.53	148.48
Book value per share, excluding accumulated other comprehensive income (AOCI)*	124.39	116.46
Total assets	64,609,026	60,514,818

*	See ‘Use of Non-GAAP Financial Measures’ below

Full-year net income totaled $715.8 million, or $11.00 per diluted share, versus $1,822.2 million, or $27.71 per diluted share in 2017. The prior year reflected the effects of the reduced corporate tax rate from the enactment of U.S. Tax Reform, totaling $1.0 billion, or $15.72 per diluted share. Adjusted operating income for the full year increased to $789.0 million, or $12.12 per diluted share, from $712.7 million, or $10.84 per diluted share, the year before. Net foreign currency fluctuations had a favorable effect of $0.13 per diluted share on net income and $0.09 per diluted share on adjusted operating income. Net premiums totaled $10.5 billion, increasing 7 percent in 2018. Full-year premiums reflected favorable foreign currency effects of $43.0 million.
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In the fourth quarter, consolidated net premiums totaled $2.8 billion, up 12 percent from last year’s fourth quarter of $2.5 billion, with adverse net foreign currency effects of $43.8 million. Excluding spread-based businesses and the value of associated derivatives, investment income increased 5 percent versus a year ago, reflecting asset growth of 4 percent and higher variable investment income. The average investment yield, excluding spread businesses, was up 6 basis points from the fourth quarter of 2017 to 4.44 percent, reflecting higher variable investment income for the quarter. The average investment yield was down 13 basis points from the third-quarter yield due to lower variable investment income this quarter; variable investment income was above average in both quarters, but particularly strong in the third quarter.

The GAAP effective tax rate this quarter was 20.2 percent on pre-tax income, and for the full year was 15.4 percent. The full-year GAAP effective tax rate was affected by the release of a valuation allowance previously established as part of the Company’s provisional estimate of the effects of U.S. Tax Reform.

The effective tax rate was 20.8 percent on pre-tax adjusted operating income for the quarter. For the full year, the effective tax rate was 22.5 percent on pre-tax adjusted operating income, in line with the expected range.

Anna Manning, President and Chief Executive Officer, commented, “On balance, this was a solid quarter, as we continued to benefit from earnings diversity that comes with our global operating platform, with strong results in EMEA, Asia and Canada, offsetting moderate weakness in the U.S. Traditional segment and Australia. Premiums were up a healthy 12 percent, and we had another quarter of significant capital deployment.

“The full year featured numerous highlights, including continued strong operating results from our operations in EMEA and Asia, good overall organic growth and a high level of capital deployment.

“Our strong capital position has allowed us to pursue and execute attractive in-force transactions and manage capital effectively through active share repurchases. For the year, we deployed approximately $440 million toward in-force transactions, including approximately $160 million in the fourth quarter. We also repurchased $284 million of common shares in 2018, including $25 million in the fourth quarter. Our Board approved a new authorization of $400 million, replacing the previous authorization. We ended the year with an excess capital position of approximately $1.0 billion.

“Looking forward, we remain optimistic about the future and our business prospects, and ability to deliver attractive financial returns. RGA is well positioned in its markets, we have a proven strategy and a long track record of successful execution. We anticipate ongoing change in the life insurance industry, and RGA expects to continue to innovate and add to its capabilities in order to help our clients successfully address these industry challenges and opportunities.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax income of $95.2 million, compared with $92.4 million in the fourth quarter of 2017. Pre-tax adjusted operating income totaled $92.4 million for
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the quarter, compared with $93.8 million the year before. Results for the current quarter reflected unfavorable individual mortality, while the previous year reflected moderately unfavorable individual mortality experience and poor performance in the Group business. For the full year, pre-tax income totaled $286.4 million, compared with $373.4 million a year ago and pre-tax adjusted operating income totaled $278.2 million, compared with $375.0 million a year ago.

Traditional net premiums were up 8 percent from last year’s fourth quarter to $1,500.2 million, reflecting increased sales in this year’s quarter, while last year was negatively affected by the negotiated modification of an existing health treaty that effectively reduced premiums in that quarter. Full-year net premiums totaled $5,533.3 million, up 3 percent from 2017.

Financial Solutions

The Asset-Intensive business reported pre-tax losses of $5.8 million compared with pre-tax income of $80.8 million last year. Fourth-quarter pre-tax adjusted operating income totaled $52.8 million compared with $55.3 million a year ago. Current-period results were relatively in line with expectations, while prior-year results reflected new deal income, as well as favorable equity markets. Full-year pre-tax income totaled $167.8 million, compared with $320.7 million in 2017. Pre-tax adjusted operating income for the full year totaled $216.0 million, compared with $229.4 million in the prior year.

The Financial Reinsurance business reported pre-tax income and pre-tax adjusted operating income of $19.4 million, down modestly from $21.1 million the year before. For the full year, pre-tax income and pre-tax adjusted operating income totaled $82.7 million, up from $80.9 million in 2017.

Canada

Traditional

The Canada Traditional segment reported pre-tax income of $45.6 million, compared with $39.3 million the year before. Pre-tax adjusted operating income increased to $50.3 million, from $38.6 million a year ago, due to favorable individual mortality experience, and the contribution of income from two new in-force transactions written during the year. Foreign currency exchange rates had an adverse effect of $2.1 million on pre-tax income and $2.3 million on pre-tax adjusted operating income. Pre-tax income for the full year totaled $112.3 million, compared with $120.2 million the year before and pre-tax adjusted operating income totaled $118.0 million, compared with $113.9 million the year before. Foreign currency exchange rates had an adverse effect of $1.2 million on pre-tax income and pre-tax adjusted operating income for the full year.

Reported net premiums totaled $267.4 million for the quarter, up 12 percent over $239.0 million in the year-ago period primarily due to new business and in particular in-force transactions entered into in 2018. Net foreign currency fluctuations had an adverse effect of $10.7 million on net premiums. For the full year, net premiums totaled $1,024.0 million compared with $902.0 million in 2017. Net foreign currency fluctuations had an adverse effect of $0.1 million on net premiums for the full year.

Financial Solutions

The Canada Financial Solutions business segment, which consists of longevity and fee-based transactions,
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reported fourth-quarter pre-tax income and pre-tax adjusted operating income of $1.2 million, compared with $4.2 million a year ago. Current-period results were relatively in line with expectations, while the prior-year period had favorable longevity experience. Net foreign currency fluctuations adversely affected pre-tax income and pre-tax adjusted operating income by $0.1 million. For the full year, pre-tax income and pre-tax adjusted operating income totaled $9.6 million, compared with $16.6 million in 2017. Net foreign currency fluctuations favorably affected pre-tax income and pre-tax adjusted operating income by $0.2 million.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax income of $14.9 million compared with $29.7 million in last year’s fourth quarter. Pre-tax adjusted operating income totaled $15.0 million, compared with $29.7 million in the prior-year period. The current-period results reflected modestly favorable underwriting experience, while the year-ago period reflected particularly favorable mortality and morbidity experience. Net foreign currency fluctuations adversely affected pre-tax income and pre-tax adjusted operating income by $0.9 million for the quarter. Full-year pre-tax income totaled $55.1 million, compared with $70.5 million and pre-tax adjusted operating income totaled $55.3 million compared with $70.4 million in the prior year. For the year, foreign currency fluctuations favorably affected pre-tax income and pre-tax adjusted operating income by $1.5 million.

Reported net premiums increased 10 percent to $352.5 million in the fourth quarter due to new business across the segment. Foreign currency exchange rates adversely affected net premiums by $12.0 million. For the full year, net premiums totaled $1,423.2 million, with a favorable effect of $40.6 million from foreign currency exchange rates.

Financial Solutions

The EMEA Financial Solutions business segment, which consists of longevity, asset-intensive and fee-based transactions, reported fourth-quarter pre-tax income of $35.6 million, compared with $31.7 million in the year-ago period. Pre-tax adjusted operating income increased to $44.2 million, up from $34.5 million the year before, due to favorable longevity experience. Net foreign currency fluctuations adversely affected pre-tax income by $1.2 million and pre-tax adjusted operating income by $1.4 million. For the full year, pre-tax income totaled $196.4 million compared with $123.5 million and pre-tax adjusted operating income totaled $196.0 million compared with $118.2 million the year before. Net foreign currency fluctuations had a favorable effect of $5.8 million on pre-tax income and $4.9 million on pre-tax adjusted operating income.

Asia Pacific

Traditional

The Asia Pacific Traditional segment’s pre-tax income and pre-tax adjusted operating income totaled

$33.7 million, compared with $27.2 million in the prior-year period. Current-period results reflected favorable experience in Asia, offset slightly by a loss in Australia. Net foreign currency fluctuations had a
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favorable effect of $0.7 million on pre-tax income and pre-tax adjusted operating income. Full-year pre-tax income and pre-tax adjusted operating income totaled $177.5 million compared with $148.8 million in 2017. Net foreign currency fluctuations had a favorable effect of $2.8 million on pre-tax income and $2.7 million pre-tax adjusted operating income for the full year.

Reported net premiums increased 24 percent to $616.4 million, reflecting growth on new and existing treaties in Asia and premium catch-ups due to the timing of client reporting. Foreign currency exchange rates had an adverse effect of $18.4 million on net premiums. Reported net premiums for the full year totaled $2,296.4 million, an increase of 12 percent over the prior year. Foreign currency exchanges rates had an adverse effect of $2.8 million for the full year.

Financial Solutions

The Asia Pacific Financial Solutions business segment, which consists of asset-intensive and fee-based transactions, reported fourth-quarter pre-tax losses of $14.3 million, compared with pre-tax income of $2.1 million in the prior-year period. Pre-tax adjusted operating income totaled $2.0 million, compared with $0.7 million the year before. Current-period results were relatively in line with expectations. Net foreign currency fluctuations had a favorable effect of $0.3 million on pre-tax income and an adverse effect of $0.1 million on pre-tax adjusted operating income. Full-year pre-tax losses totaled $6.0 million compared with pre-tax income of $13.1 million in the prior year. Pre-tax adjusted operating income totaled $7.5 million compared with $2.6 million in 2017. Net foreign currency fluctuations had a favorable effect of $0.4 million on pre-tax income and an adverse effect of $0.1 million on pre-tax adjusted operating income for the full year.

Corporate and Other

The Corporate and Other segment’s pre-tax losses totaled $87.6 million, compared with pre-tax losses of $73.0 million the year before. Pre-tax adjusted operating losses totaled $31.0 million, compared with year-ago pre-tax adjusted operating losses of $59.6 million. The current-period loss was higher than the expected range due to costs related to technology and service initiatives. For the full year, pre-tax losses totaled $236.0 million compared with $125.0 million and pre-tax adjusted operating losses totaled $122.9 million compared with $117.4 million in the prior year.

Company Guidance

On an annual basis, the Company provides financial guidance based upon the intermediate term rather than giving a range of annual earnings per share for an upcoming year.  This better reflects the long-term nature of the business, as the Company accepts risks over very long periods of time, up to 30 years or longer in some cases.  While more predictable over longer-term horizons, RGA's business is subject to inherent short-term volatility, primarily due to mortality and morbidity experience.

Over the intermediate term, the Company continues to target growth in adjusted operating earnings per share in the 5 to 8 percent range, and adjusted operating return on equity of 10 to 12 percent. It is presumed that there are no significant changes in the investment environment from current levels, and the Company will deploy $300 to $400 million of excess capital, on average, annually. These guidance ranges are based upon “normalized” results. The Company currently estimates its effective tax rate on adjusted operating income for 2019 and thereafter will be in the range of 21 percent to 24 percent.
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Share Repurchase Authorization

The board of directors authorized a share repurchase program for up to $400 million of the Company’s outstanding common stock, replacing the previous share repurchase authorization. This new authorization is effective immediately and does not have an expiration date. Repurchases would be made in accordance with applicable securities laws and would be made through market transactions, block trades, privately negotiated transactions or other means, or a combination of these methods, with the timing and number of shares repurchased dependent on a variety of factors, including share price, corporate and regulatory requirements, and market and business conditions. Repurchases may be commenced or suspended from time to time without prior notice.

Dividend Declaration

The board of directors declared a regular dividend of $0.60, payable February 28 to shareholders of record as of February 7.

Earnings Conference Call

A conference call to discuss fourth-quarter results will begin at 11 a.m. Eastern Time on Tuesday, January 29. Interested parties may access the call by dialing 800-281-7973 (domestic) or 323-794-2093 (international). The access code is 7263989. A live audio webcast of the conference call will be available on the Company’s Investor Relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call.

The Company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the Company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called adjusted operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that adjusted operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the Company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company’s underlying businesses. Additionally, adjusted operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, tax reform and other items that management believes are not indicative of the Company’s ongoing operations. The definition of adjusted operating income can vary by company and is not considered a substitute for GAAP net income.

Book value per share excluding the impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
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Adjusted operating income per diluted share is a non-GAAP financial measure calculated as adjusted operating income divided by weighted average diluted shares outstanding. Adjusted operating return on equity is a non-GAAP financial measure calculated as adjusted operating income divided by average stockholders’ equity excluding AOCI. Similar to adjusted operating income, management believes these non-GAAP financial measures better reflect the ongoing profitability and underlying trends of the Company’s continuing operations, they also serve as a basis for establishing target levels and awards under RGA’s management incentive programs.

Reconciliations from GAAP net income, book value per share, net income per diluted share and average stockholders’ equity are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Financial Information” section.

About RGA
Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.3 trillion of life reinsurance in force and assets of $64.6 billion as of December 31, 2018. Founded in 1973, RGA today is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the Company’s website at www.rgare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, ratios, future financial performance, and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the previous paragraphs as “we,” “us” or
“our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business,
(3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7)
inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned
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markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate acquired blocks of business and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology, or other operational systems, or the
Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the benefits or burdens associated with the
Tax Cuts and Jobs Act of 2017 may be different than expected, (28) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations and (29) other risks and uncertainties described in this document and in the Company’s other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A - “Risk Factors” in the 2017 Annual Report.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Adjusted Operating Income
(Dollars in thousands, except per share data)

(Unaudited)	Three Months Ended December 31,
	2018		2017
		Diluted Earnings Per Share		Diluted Earnings Per Share
Net income	$110,039	$1.72	$1,216,888	$18.49
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	25,067	0.39	17,806	0.28
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(24)	—	(2,036)	(0.03)
Embedded derivatives:
Included in investment related gains/losses, net	87,397	1.36	(34,787)	(0.53)
Included in interest credited	9,655	0.15	(2,337)	(0.04)
DAC offset, net	(9,874)	(0.15)	14,449	0.22
Investment (income) loss on unit-linked variable annuities	8,324	0.13	(3,108)	(0.05)
Interest credited on unit-linked variable annuities	(8,324)	(0.13)	3,108	0.05
Non-investment derivatives	(160)	—	27	—
U.S. tax reform and statutory tax rate changes	(349)	(0.01)	(1,039,111)	(15.79)
Adjusted operating income	$221,751	$3.46	$170,899	$2.60

(Unaudited)	Twelve Months Ended December 31,
	2018		2017
		Diluted Earnings Per Share		Diluted Earnings Per Share
Net income	$715,842	$11.00	$1,822,181	$27.71
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	120,512	1.85	10,385	0.16
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(1,757)	(0.03)	(10,070)	(0.15)
Embedded derivatives:
Included in investment related gains/losses, net	22,161	0.34	(114,979)	(1.75)
Included in interest credited	(13,729)	(0.21)	(26,169)	(0.40)
DAC offset, net	8,272	0.13	70,382	1.07
Investment (income) loss on unit-linked variable annuities	5,261	0.08	(7,201)	(0.11)
Interest credited on unit-linked variable annuities	(5,261)	(0.08)	7,201	0.11
Non-investment derivatives	(160)	—	67	—
U.S. tax reform and statutory tax rate changes	(62,173)	(0.96)	(1,039,111)	(15.80)
Adjusted operating income	$788,968	$12.12	$712,686	$10.84
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Effective Income Tax Rates
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31, 2018
	Pre-tax Income	Income Taxes	Effective Tax Rate
GAAP income	$137,946	$27,907	20.2%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	32,023	6,956
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(30)	(6)
Embedded derivatives:
Included in investment related gains/losses, net	110,629	23,232
Included in interest credited	12,222	2,567
DAC offset, net	(12,498)	(2,624)
Investment (income) loss on unit-linked variable annuities	10,536	2,212
Interest credited on unit-linked variable annuities	(10,536)	(2,212)
Non-investment derivatives	(202)	(42)
U.S. tax reform and statutory tax rate changes	—	349
Adjusted operating income	$280,090	$58,339	20.8%
Reconciliation of Consolidated Income before Income Taxes to Pre-tax Adjusted Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Income before income taxes	$137,946	$255,494	$845,820	$1,142,815
Reconciliation to pre-tax adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	32,023	27,908	153,342	19,969
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(30)	(3,133)	(2,224)	(15,493)
Embedded derivatives:
Included in investment related gains/losses, net	110,629	(53,518)	28,052	(176,890)
Included in interest credited	12,222	(3,595)	(17,378)	(40,260)
DAC offset, net	(12,498)	22,230	10,471	108,280
Investment (income) loss on unit-linked variable annuities	10,536	(4,781)	6,659	(11,078)
Interest credited on unit-linked variable annuities	(10,536)	4,781	(6,659)	11,078
Non-investment derivatives	(202)	41	(202)	103
Pre-tax adjusted operating income	$280,090	$245,427	$1,017,881	$1,038,524

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Income to Pre-tax Adjusted Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31, 2018
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$95,212	$76		$(2,878)		$92,410
Financial Solutions:
Asset-Intensive	(5,798)	6,414	(1)	52,161	(2)	52,777
Financial Reinsurance	19,394	—		—		19,394
Total U.S. and Latin America	108,808	6,490		49,283		164,581
Canada Traditional	45,647	4,693		—		50,340
Canada Financial Solutions	1,195	—		—		1,195
Total Canada	46,842	4,693		—		51,535
EMEA Traditional	14,860	170		—		15,030
EMEA Financial Solutions	35,649	8,525		—		44,174
Total EMEA	50,509	8,695		—		59,204
Asia Pacific Traditional	33,745	—		—		33,745
Asia Pacific Financial Solutions	(14,331)	16,351		—		2,020
Total Asia Pacific	19,414	16,351		—		35,765
Corporate and Other	(87,627)	56,632		—		(30,995)
Consolidated	$137,946	$92,861		$49,283		$280,090

(1)	Asset-Intensive is net of $61,070 DAC offset.

(2)	Asset-Intensive is net of $(73,568) DAC offset.

(Unaudited)	Three Months Ended December 31, 2017
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$92,368	$(6)		$1,420		$93,782
Financial Solutions:
Asset-Intensive	80,810	30,413	(1)	(55,934)	(2)	55,289
Financial Reinsurance	21,085	—		—		21,085
Total U.S. and Latin America	194,263	30,407		(54,514)		170,156
Canada Traditional	39,265	(647)		—		38,618
Canada Financial Solutions	4,154	—		—		4,154
Total Canada	43,419	(647)		—		42,772
EMEA Traditional	29,735	(45)		—		29,690
EMEA Financial Solutions	31,738	2,779		—		34,517
Total EMEA	61,473	2,734		—		64,207
Asia Pacific Traditional	27,212	15		—		27,227
Asia Pacific Financial Solutions	2,110	(1,408)		—		702
Total Asia Pacific	29,322	(1,393)		—		27,929
Corporate and Other	(72,983)	13,346		—		(59,637)
Consolidated	$255,494	$44,447		$(54,514)		$245,427

(1)	Asset-Intensive is net of $19,631 DAC offset.

(2)	Asset-Intensive is net of $2,599 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Income to Pre-tax Adjusted Operating Income
(Dollars in thousands)

(Unaudited)	Twelve Months Ended December 31, 2018
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$286,410	$217		$(8,394)		$278,233
Financial Solutions:
Asset-Intensive	167,794	71,673	(1)	(23,507)	(2)	215,960
Financial Reinsurance	82,684	—		—		82,684
Total U.S. and Latin America	536,888	71,890		(31,901)		576,877
Canada Traditional	112,308	5,703		—		118,011
Canada Financial Solutions	9,576	—		—		9,576
Total Canada	121,884	5,703		—		127,587
EMEA Traditional	55,119	161		—		55,280
EMEA Financial Solutions	196,387	(396)		—		195,991
Total EMEA	251,506	(235)		—		251,271
Asia Pacific Traditional	177,501	(6)		—		177,495
Asia Pacific Financial Solutions	(5,966)	13,467		—		7,501
Total Asia Pacific	171,535	13,461		—		184,996
Corporate and Other	(235,993)	113,143		—		(122,850)
Consolidated	$845,820	$203,962		$(31,901)		$1,017,881

(1)	Asset-Intensive is net of $53,046 DAC offset.

(2)	Asset-Intensive is net of $(42,575) DAC offset.

(Unaudited)	Twelve Months Ended December 31, 2017
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$373,434	$1		$1,605		$375,040
Financial Solutions:
Asset-Intensive	320,708	81,620	(1)	(172,930)	(2)	229,398
Financial Reinsurance	80,876	—		—		80,876
Total U.S. and Latin America	775,018	81,621		(171,325)		685,314
Canada Traditional	120,218	(6,285)		—		113,933
Canada Financial Solutions	16,643	—		—		16,643
Total Canada	136,861	(6,285)		—		130,576
EMEA Traditional	70,486	(52)		—		70,434
EMEA Financial Solutions	123,514	(5,323)		—		118,191
Total EMEA	194,000	(5,375)		—		188,625
Asia Pacific Traditional	148,786	15		—		148,801
Asia Pacific Financial Solutions	13,130	(10,498)		—		2,632
Total Asia Pacific	161,916	(10,483)		—		151,433
Corporate and Other	(124,980)	7,556		—		(117,424)
Consolidated	$1,142,815	$67,034		$(171,325)		$1,038,524

(1)	Asset-Intensive is net of $62,455 DAC offset.

(2)	Asset-Intensive is net of $45,825 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Earnings per share from net income:
Basic earnings per share	$1.75	$18.89	$11.25	$28.28
Diluted earnings per share	$1.72	$18.49	$11.00	$27.71

Diluted earnings per share from adjusted operating income	$3.46	$2.60	$12.12	$10.84
Weighted average number of common and common equivalent shares outstanding	64,156	65,806	65,094	65,753

(Unaudited)	At December 31,
	2018	2017
Treasury shares	16,324	14,686
Common shares outstanding	62,814	64,452
Book value per share outstanding	$134.53	$148.48
Book value per share outstanding, before impact of AOCI	$124.39	$116.46

Reconciliation of Book Value Per Share to Book Value Per Share Excluding AOCI

(Unaudited)	At December 31,
	2018	2017
Book value per share outstanding	$134.53	$148.48
Less effect of AOCI:
Accumulated currency translation adjustments	(2.69)	(1.34)
Unrealized appreciation of securities	13.63	34.14
Pension and postretirement benefits	(0.80)	(0.78)
Book value per share outstanding, before impact of AOCI	$124.39	$116.46

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Add Thirteen

Reconciliation of Stockholders' Average Equity to Stockholders' Average Equity Excluding AOCI
(Dollars in thousands)

(Unaudited)
Trailing Twelve Months Ended December 31, 2018:	Average Equity
Stockholders' average equity	$8,841,875
Less effect of AOCI:
Accumulated currency translation adjustments	(120,809)
Unrealized appreciation of securities	1,360,913
Pension and postretirement benefits	(50,791)
Stockholders' average equity, excluding AOCI	$7,652,562

Reconciliation of Trailing Twelve Months of Consolidated Net Income to Adjusted Operating Income and
Related Return on Equity
(Dollars in thousands)

(Unaudited)		Return on Equity
Trailing Twelve Months Ended December 31, 2018:	Income
Net Income	$715,842	8.1%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, net	118,595
Change in fair value of embedded derivatives	8,432
Deferred acquisition cost offset, net	8,272
Statutory tax rate changes and subsequent effects	(62,173)
Adjusted operating income	$788,968	10.3%
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Net premiums	$2,804,723	$2,505,186	$10,543,776	$9,841,130
Investment income, net of related expenses	521,393	564,831	2,138,525	2,154,651
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(14,439)	(21,659)	(28,494)	(42,639)
Other investment related gains (losses), net	(124,590)	50,068	(141,594)	210,519
Total investment related gains (losses), net	(139,029)	28,409	(170,088)	167,880
Other revenue	91,431	134,017	363,451	352,108
Total revenues	3,278,518	3,232,443	12,875,664	12,515,769
Benefits and expenses:
Claims and other policy benefits	2,467,315	2,147,729	9,318,929	8,518,917
Interest credited	92,136	152,972	425,204	502,040
Policy acquisition costs and other insurance expenses	334,703	402,001	1,322,520	1,466,646
Other operating expenses	199,642	229,411	786,137	710,690
Interest expense	39,586	37,435	147,355	146,025
Collateral finance and securitization expense	7,190	7,401	29,699	28,636
Total benefits and expenses	3,140,572	2,976,949	12,029,844	11,372,954
Income before income taxes	137,946	255,494	845,820	1,142,815
Provision for income taxes	27,907	(961,394)	129,978	(679,366)
Net income	$110,039	$1,216,888	$715,842	$1,822,181
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